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                                                                     EXHIBIT 4.9



THIS AGREEMENT is made on 15 November 2004 between

PARTIES

PETER SHAFRON (the "CONSULTANT")

AND

JAMES HARDIE INDUSTRIES NV (the "COMPANY") of Level 4, Atrium, Strawinskylaan 3077, Amsterdam

In consideration of the mutual covenants set forth in this Agreement, the parties agree as follows:

1.    RETENTION AS CONSULTANT

1.1. The Company hereby agrees to retain the Consultant on terms and conditions set forth in this Agreement, and the Consultant agrees to act, as a consultant to the Company.

1.2. During the Term of this Agreement (defined below), the Consultant shall render to the Company such services of an advisory or consultative nature as the management of the Company may reasonably request, so that the Company may continue to have the full benefit of his experience and knowledge regarding the Company's business, including, but not limited to, the following:

      (a) any investigation by any regulatory authority (including any investigation by the Australian Securities & Investments Commission ("ASIC")) into the financial affairs of the Company or the transactions undertaken by the Company or by JHIL;

      (b) any public announcements made by JHINV or JHIL in connection with those transactions;

      (c)   any court actions in relation to such transactions or announcements;

      (d) any questions executives or directors of JHINV may have in relation to the current or former financial statements of any current or former member of the James Hardie group and their preparation or legal work attended to by the Consultant while he was general counsel or otherwise an employee of any current or former group company; and

      (e)   such other assistance as JHINV may reasonably require.

1.3. The Consultant shall make recommendations and give advice to the Company's board, management, and shall be available to consult with directors, management personnel and employees of the Company, during normal business hours Monday through Friday by telephone, e-mails or (subject to clause 2.2) in person at the Company's office in Mission Viejo, California.

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2.    TERM OF CONSULTANCY

2.1. The Term will commence with effect from 21 October 2004 and shall have a duration of 2 years, unless otherwise agreed by the parties.

2.2. The consultancy is in the nature of a part-time consultancy, but the nature of the services is such that the workload will vary over the Term. The Consultant shall use all reasonable endeavours to meet reasonable requests of the Company to attend or provide assistance. The Company recognizes that the Consultant may have other work commitments which could prevent him from providing consultancy services at a particular time; however the Consultant shall use all reasonable endeavours to be available where he is given reasonable notice by the Company of his services being required. Persistent failure to provide such consultancy services shall comprise a material breach of this agreement .

2.3. The Consultant shall not, in the course of the consultancy, be required to undertake acts or to forego acts which could reasonably be expected to prejudice his own legal position but, notwithstanding the foregoing, shall at all times act honestly and ethically in his dealings with the Company.

3.    COMPENSATION

3.1. For his services to the Company during the Term of this Agreement the Consultant shall receive from the Company a consulting fee of seven thousand and twenty US dollars (US$7,020) per month, payable monthly.

3.2. The Consultant shall be entitled to a motor vehicle allowance of US$750 per month during the Term of Consultancy.

3.3. Except as set forth in this clause 3, clause 4 below or as separately agreed in writing between the Company and the Consultant, no other compensation or benefits will be given to the Consultant for his services.

4.    EXPENSES AND ALLOWANCES

4.1. The Company shall reimburse the Consultant for reasonable out-of-pocket expenses incurred by the Consultant in connection with Company's business, provided, with respect to expenses in excess of US$1,000, that the incurring of any such expenses is approved in advance by Louis Gries, Russell Chenu, Scott Barnett, any permanently appointed chief financial officer or any other executive officer of the Company delegated by a permanently appointed chief financial officer to approve such expenses and the Consultant provides the Company with such substantiating receipts or other documentation as the Company may reasonably require.

4.2. The Consultant shall be reimbursed for his reasonable expenses of attending conferences during October 2004 arranged while he was an employee of JHBPI.

5.    TERMINATION

5.1. Either party may terminate this Agreement prior to its expiration for material breach of this Agreement if the party who has committed the material breach of this Agreement fails to

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      cure the breach within fourteen (14) days after receiving written notice specifying the nature of the breach. In the event of a termination by the Company for this reason, no further consulting fees will bepayable in respect of that part of the term remaining after the date of termination.

5.2. The consultancy may be terminated by JHINV on 30 days' notice (but in such a case, JHINV shall pay within 14 days of the date of termination all accrued and unpaid consultancy fees owing at the date of termination and all future consultancy fees that in the absence of any termination would have fallen due for payment during the balance of the term unless the termination is effected by the Company in accordance with clause 5.1.

5.3. The consultancy may be terminated by the Consultant on 30 days' notice in the event of the insolvency of the Company or in the event of the Company taking any steps to place the Company into liquidation, or the Company being the subject of a court order for its liquidation or winding up.

5.4. The Agreement, and the Company's obligation to pay consulting fees (other than those fees which had accrued at the date of the Consultant's death), shall automatically terminate upon the Consultant's death.

5.5. The termination of this Agreement pursuant to this clause 5 shall not release either party from any accrued obligation to pay any sum to the other party (whether then or thereafter payable) or operate to discharge any liability incurred prior to the termination date. In addition, the Company obligations intended to survive the termination of this Agreement, including its indemnification obligations under clause 6.11, shall survive the termination of this Agreement.

6.    MISCELLANEOUS

6.1.  GOVERNING LAW AND JURISDICTION

      All questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be governed by the laws of the State of California. Each of the parties submits to the jurisdiction of any state or federal court sitting in Orange County, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

6.2.  SUCCESSORS AND ASSIGNS

      This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

6.3.  ENTIRE AGREEMENT

      This Agreement contains all of the terms and conditions agreed upon by the parties, and supersedes any prior agreements or understandings with respect to the consulting relationship between the Consultant and the Company to begin on the effective date set forth above. For the avoidance of doubt, this Agreement does not supersede or alter any indemnity agreements

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      already in existence between the Consultant and members of the James
      Hardie group. The indemnification provided for in this Agreement is in addition to, and not in replacement of, the indemnification obligations contained in the Joint and Several Indemnity Agreement.

6.4.  AMENDMENT OR MODIFICATION OF AGREEMENT

      This Agreement may be modified, altered or amended only by the written agreement of both the parties.

6.5.  COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which shall be a valid original agreement.

6.6.  SEVERABILITY

      If any provision of this Agreement or its application to any person or circumstances is held to be unenforceable or invalid by any court of competent jurisdiction, its other applications and the remaining provisions of this Agreement will be interpreted so as best reasonably to effect the intent of the parties.

6.7.  NOTICES

      Any notice or other communication to a party pursuant to this Agreement will be deemed to have been duly given if given personally to the party or on the date of delivery in writing, addressed to the party, at the following address:

             If to the Company:           The Company Secretary
                                          James Hardie Industries NV
                                          4th Floor, Atrium
                                          Unit 04-07, Strawinskylaan 3077, 1077
                                          Amsterdam, The Netherlands

             With a Copy to:              Senior Vice President Human Resources
                                          James Hardie, Inc.
                                          26300 La Alameda, Suite 100
                                          Mission Viejo, California 92691
                                          USA

                                          Fax: (949) 348-4534

             If to the Consultant:        Peter Shafron

      Either party may change its or his address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

6.8.  FURTHER ACTIONS

      Each party agrees to execute and deliver any further documents and to do any additional acts reasonably required to carry out the terms of this Agreement.

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6.9.  WAIVERS

      Any provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by the party or by a duly authorized officer of the party. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

6.10. INDEPENDENT CONTRACTOR

      (a) The Consultant is retained by the Company only for the purposes and to the extent set forth in this Agreement, and his relationship to the Company shall, during the term of this Agreement, be that of an independent contractor.

      (b) The Consultant shall have no authority or right, express or implied, to assume or create any obligation or responsibility on behalf of the Company or to bind the Company in any manner without the express authorization of the Company. The Consultant will not represent the contrary, either expressly or implicitly, to anyone.

      (c) The Consultant shall not be considered as having employee status or as being entitled to participate in any plans, arrangements or distributions by the Company pertaining to any pension, stock, bonus, profit sharing or similar benefits for the Company's employees except as set forth otherwise in this Agreement.

      (d) Subject to paragraph (e), the Company shall not withhold any of the Consultant's compensation payments for income tax purposes and shall not have any obligations with regard to Social Security payments for the Consultant, insurance or workers' compensation coverage for the Consultant, vacation, disability pay or any similar items. Nothing contained in this Agreement shall be deemed or construed to constitute a relationship of employer and employee.

      (e) If despite provisions to the contrary under this Agreement the Company is required by law to withhold or to have withheld any amount from the service fees payable under this Agreement, the Company shall be entitled to withhold such amounts or to be promptly reimbursed by the Consultant for such amounts.

6.11. INDEMNIFICATION

      (a) If the Consultant becomes a party or witness or other participant in, or is threatened to be made a party or witness or other participant in, any current, threatened, pending, completed or future action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of any action or inaction on the part of the Consultant in connection with his work as a consultant to the Company or any subsidiary or parent of the Company, or by reason of the fact that the Consultant provides or has provided consultancy services under this agreement or, following the effective date of this Agreement, has served in any other capacity at the request of the Company to the Company or another corporation, partnership, joint venture, trust or other enterprise, the Company shall indemnify, defend and hold harmless the Consultant against all expenses (including attorneys' fees and experts' fees and

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            costs), and all liabilities, losses, judgments, fines, penalties, and taxes incurred by the Consultant and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by the Consultant in connection with such action, suit or proceeding, provided in each case above that the Consultant acted in good faith and in a manner the Consultant reasonably believed to be in or not opposed to the best interests of the Company.

      (b) The Company shall advance all expenses incurred by the Consultant in connection with the investigation, defense, settlement or appeal of any civil or criminal action, suit or proceeding referred to in this clause 6.11 (including amounts actually paid in settlement of any such action, suit or proceeding). The Consultant hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Consultant is not entitled to be indemnified by the Company as authorized hereby.

EXECUTION

Executed as an agreement at Mission Viejo, California as of the date first written above.

SIGNED by PETER SHAFRON in the presence of:      )
                                                 )   /s/ Peter Shafron
                                                     --------------------------
/s/ Jane Lehmann                                 )   Signature
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Witness

Jane Lehmann
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Print Name

EXECUTED by JAMES HARDIE                )
INDUSTRIES NV in the presence of:       )
                                        )

/s/ Louis Gries
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Signature                                                     Signature

Louis Gries
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Print Name                                                    Print Name

Interim CEO
----------------------------
Title

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